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EXHIBIT NO. 4

                      SECOND AMENDMENT TO WARRANT AGREEMENT

     This Second Amendment ("Amendment"), which is an amendment to the First Amendment (the "First Amendment") to that certain Warrant
Agreement dated December 2, 1987 (the "Agreement") between Gemstar Enterprises, Inc., formerly North Star Petroleum, Inc., a Nevada corporation (the "Company") and Cottonwood Stock Transfer (the "Warrant Agent"), successor to the warrant agent by virtue of the First Amendment, such warrant agent originally being Western States Transfer & Registrar, Inc. (the "Initial Agent"), is entered into between the Company and the Warrant Agent effective as of May 1, 1993.

     WHEREAS, the Company and the Warrant Agent desire to modify the First Amendment and to such extent as appropriate, the Agreement, to reflect such changes and other amendments as set forth herein; and


     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. The Company's address is changed to 73-251 Amber Street, Palm Desert, California 92260.

     2. The Warrant Agent's address is changed to Cottonwood Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107.

     3. Paragraph three [ 3 ] of the First Amendment shall be modified to state the following:

     The Company has authorized and issued 551,145 Class A Warrants which, when the underlying common stock has been "Registered" with the Securities and Exchange Commission, shall entitle the individual or entity, either one being either singular or plural, upon the surrender of each Class A Warrant and the payment of $1.60 per Class A Warrant surrendered, to be issued one share of the Company's common stock, without being placed thereon a restriction or a legend restricting the sale or transfer thereof.

    Additionally, the Company has authorized and issued 548,864 Class B Warrants which, when the underlying common stock has been "Registered", as that term is hereinafter defined, shall entitle the individual or entity, either one being either singular or plural, upon the surrender of each Class B Warrant and the payment of $4.00 per Class B Warrant surrendered, to be issued one share of the Company's common stock, without being placed thereon a restriction or a legend restricting the sale or transfer thereof.

     4. Paragraph 7 of the First Amendment shall be further modified by use of the addresses given within Item 1 and Item 2 of this Amendment. The Company and Warrant Agent agree that any further modification thereof or the request from one party to the other party to provide the name, address, telephone and fax number of their legal counsel shall be accomplished without delay and in writing.

     Execution of this Amendment shall serve as evidence that the Company has pre-paid all fees relative to the termination of the Warrant Agent, in its capacity relative to the Warrants.


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     Should the validity of any paragraph of this  Amendment be  challenged and found to be inconsistent with the terms, conditions, interpretations and performance of Agreement, then such inconsistency shall not effect any other paragraph of this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto on the day and year written below.

GEMSTAR ENTERPRISES, INC.                   COTTONWOOD STOCK TRANSFER



By: /S/Denny W. Nestripke                   By: /S/David Sorensen
    -----------------------------               -------------------------
    Denny W. Nestripke, President               David Sorensen, President


Date: August 26, 1996                       Date: August 26, 1996
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